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                  [LETTERHEAD OF LUKENS INC. APPEARS HERE]

                                                                  EXHIBIT 5(1)

                                               June 23, 1994

Lukens Inc.
50 South First Avenue
Coatesville, PA 19320

Gentlemen:

       As Vice President and General Counsel of Lukens Inc. (the "Corporation"), a Delaware corporation, I have participated in the preparation of the Form S-8 Registration Statement relating to certain participation interests and shares of Lukens Inc. Common Stock, par value $0.01 per share, which may be acquired through investment in the Washington Steel Corporation Capital Accumulation Plan (Washington, PA) (the "Plan"). I have examined, or caused to be examined, the Plan and all statutes, records, instruments and documents which I deemed necessary for the purpose of this opinion.

       Based upon this examination, it is my opinion that the above-described participation interests and shares of common stock, if and when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

       I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,


                                          /s/ William D. Sprague